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                                                    Exhibit (10)(iii)(A)(15)(ii)
                                                           to Form 10-K for 1993

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT


     THIS AMENDMENT TO AGREEMENT is made on this 30TH day of JUNE, 1993, between MATRIXX Marketing Inc., an Ohio corporation with its principal place of business in Cincinnati, Ohio ("Employer" or "MATRIXX"), Cincinnati Bell Inc., an Ohio corporation with its principal place of business in Cincinnati, Ohio ("CBI"), and James F. Orr, an individual residing in Ohio ("Employee").

     MATRIXX, CBI and Employee previously entered into an employment agreement made as of January 1, 1989 (the "Employment Agreement"). The parties now desire to amend the Employment Agreement, such amendment being supported by full and adequate consideration, and agree that the Employment Agreement shall be modified as follows:

     I. The introductory language of Section 7(B) shall be amended and restated as follows:

          (B) Except as otherwise set forth in Section 7(C), on the earlier of the Expiration Date or Employee ceasing to be an employee of Employer, or any other entity described in Section 14, for any reason (the last day of the month preceding the Expiration Date or such cessation hereafter being referred to as the "Performance Award Date"), Employer shall pay a Performance Award to Employee in an amount determined and on the terms as follows:

     II. Section 7(B)(i) and the introductory language of Section 7(B)(ii) shall be


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amended and restated as follows:

          (i) The Performance Award shall be calculated based upon test period net revenues and pre-tax earnings of Newco (hereinafter referred to as "MATRIXX" in this Amendment). For purposes hereof, the test period is the period beginning one year before the Performance Award Date (the date as of which the payment of the Performance Award by Employer will be deemed to occur) and ending on the date one year after the Performance Award Date. Test period net revenues shall equal the total net revenues of MATRIXX for such 24-month period divided by two. Test period pre-tax earnings shall equal the pre-tax earnings for such 24-month period divided by two. In calculating test period pre-tax earnings (or net revenues if such could be affected), deduction or adjustment shall be made for salaries, bonuses, employee benefit plan obligations, other compensatory amounts or reimbursement for employee expenses for any person who devotes substantially all of his or her time, attention and energy to the business of MATRIXX, whether or not paid or accrued by MATRIXX.

          (ii) Net revenues and pre-tax earnings shall be calculated by Employer using Employer's standard accounting principles and practices which shall be in accordance with generally accepted accounting principles ("GAAP"), as employed by Cincinnati Bell Information Systems Inc. Net revenues shall be defined as gross revenues from sales less uncollectible reserves. Revenues for a particular month, which are earned in a currency other than United States


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     Dollars, shall be converted to United States Dollars at the average of the daily rates for conversion of the foreign currency into United States Dollars during that month. Conversion rates shall be those published in the Wall Street Journal. Pre-tax earnings shall be defined as gross revenues less all expenses and costs of doing business (including Employee's salary, bonus and benefits), except for federal income taxes; provided, however, that no deduction shall be made for any payment of dividends by MATRIXX at any time. Provided further that, unless the parties agree otherwise, for purposes of determining pre-tax earnings, GAAP "pushdown" accounting rules shall apply in the case of acquisitions. It is agreed for purposes of this calculation that 75 percent of the purchase price, including the value of CBI restricted stock issued in connection with the purchases of ADI and Ameritel, shall be allocated to goodwill and the amortization of goodwill relating to acquired companies shall be deemed to occur over a 40-year period. For the purpose of calculating pre-tax earnings in computing the Performance Award payable to Employee:

     III. New Section 7(B)(ii)(a), (b) and (c) shall be added to read as follows:

          (a) interest expense shall be computed monthly, on the amount of CBI's Average Daily Outstanding Capital Investment in MATRIXX and its subsidiaries (the "MATRIXX Group"), and deducted from gross revenues. CBI's Daily Outstanding Capital Investment in MATRIXX, for any day, means


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CBI's Capital Investments in the MATRIXX Group, as of such day, reduced by
MATRIXX's Cash Flow. CBI's Capital Investment in the MATRIXX Group excludes the first $30,000,000 of capital invested in MATRIXX and excludes CBI's contribution of TMS to MATRIXX. A portion of all other capital investment shall be included, in the percentage applicable to the year in which the capital investment is made, as set forth below:




          YEAR INVESTMENT MADE                    PERCENTAGE
          --------------------                    ----------
               1988                                    100%
               1989                                    100%
               1990                                    100%
               1991                                     65%
               1992                                     35%
               1993                                      0%
               1994                                      0%

          MATRIXX's Cash Flow, as of any day, is the sum of the cash removed from the MATRIXX Group by CBI's cash management system, from the date of the Employment Agreement through such day, plus the cash balances of the MATRIXX Group, as of such day, minus the cash advanced to the MATRIXX Group by CBI's cash management system from the date of the Employment Agreement through such day, however, MATRIXX's Cash Flow shall never be less than zero. The payment of intercorporate invoices is not to be treated as cash removed from the MATRIXX Group. CBI's Average Daily Outstanding


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     Capital Investment in MATRIXX for any month shall be the sum of each day's
     Daily Outstanding Capital Investment, divided by the number of days in such month. The rate of interest shall be the prime rate of CBI's primary bank minus One Percent (1%).

          For example, after exhausting the $30,000,000 of excluded capital, CBI makes capital investments in MATRIXX of $40,000,000 in 1990, $20,000,000 in 1991 and $30,000,000 in 1992. For March, 1994 the prime rate is Eleven Percent (11%). Prior to March, CBI's cumulative cash removal from the MATRIXX Group was $11,000,000, and the cumulative cash advanced was $500,000. No cash is advanced or removed in March. The cash balances of the MATRIXX Group during March are a constant sum of $200,000. CBI's Capital Investment totals $63,500,000 (1990 equals 100% of $40,000,000 invested; 1991 equals 65% of $20,000,000 invested; 1992 equals 35% of $30,000,000 invested). MATRIXX's Cash Flow is $10,700,000 ($11,000,000 cash removed plus $200,000 cash balances minus $500,000 cash advanced). CBI's Average Daily Outstanding Capital Investment is $52,800,000 ($63,500,000 Capital Investment minus $10,700,000 Cash Flow). The March, 1994 interest charge for purposes of computation of the Performance Award is $440,000 (one month's interest on $52,800,000 at an annual rate of Ten Percent (10%), which is the March, 1994 prime rate minus One Percent (1%)).



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          (b)  foreign currency denominated pre-tax earnings for each month of the test period will be converted into dollars at the average of the daily rates for conversion of the foreign currency into United States Dollars during that month (using rates published in the Wall Street Journal). Capital Investments in, cash advances to and cash repayments by the MATRIXX Group shall be recorded in United States Dollars at the time the investment, cash advance or cash repayment is made even though the funds are transferred to or from a foreign subsidiary of MATRIXX. Foreign currency cash balances of the MATRIXX Group for a particular month shall be valued at the average of the high and low exchange rates for that month, as published in the Wall Street Journal.

          (c) no deduction or adjustment shall be made for the payment of the Performance Award to Employee or the payment of a similar award or amount (including a tax gross-up on any such award or amount) to any other person.


     IV.  New Section 7(B)(vi) shall be added to read as follows:

          (vi) If Employee remains in the employ of Employer until the date preceding the Expiration Date by sixty (60) days, Employee and Employer may mutually agree to defer the Performance Award payment by Employer until (a) Employee ceases to be an employee of Employer, or (b) Employee reaches the age of 65, whichever occurs first. If Employee ceases to remain in the employ


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     of Employer at any time after the Expiration Date and if Employee and
     Employer have agreed to defer payment of the Performance Award, Employee and Employer may mutually agree to further defer such payment for Employee's Performance Award until a date within three (3) years from the date of such cessation if Employee and Employer agree to such deferral no later than sixty (60) days preceding Employee's last date of employment. The amount of the Performance Award, as calculated pursuant to this
     Section 7(B), shall bear interest at the rate as utilized in CBI's Executive Deferred Compensation Plan, as set from time to time, from the Expiration Date until the date Employee actually receives such payment under this Section 7(B)(vi). Such payment amount, plus all accrued interest thereon, shall be paid to Employee on such date.

     V. In all other respects the terms of the Employment Agreement shall remain as originally executed and as amended, except as necessary for cross-referencing.









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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to
Agreement to be duly executed on the day and year first above written.

                                   EMPLOYER:

                                   MATRIXX MARKETING INC.


                                   By:/S/ DAVID J. LAHEY
                                   ------------------------
                                   David J. Lahey, Chairman of the Board


                                   CINCINNATI BELL INC.


                                   By:/S/ J. T. LAMACCHIA
                                   --------------------------
                                   J.T. LaMacchia, President and COO



                                   EMPLOYEE:


                                   /S/ JAMES F. ORR
                                   ----------------------------
                                   James F. Orr










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